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                                                                    Exhibit (12)

                                Pitney Bowes Inc.
              Computation of Ratio of Earnings to Fixed Charges (1)
              -----------------------------------------------------

(Dollars in thousands)                                Three Months Ended               Nine Months Ended
                                                         September 30,                   September 30,
                                                  ---------------------------    ---------------------------
                                                          2000        1999(2)            2000        1999(2)
                                                  ------------   ------------    ------------    -----------
Income from continuing operations
  before income taxes...........................  $    219,234   $    279,037    $    689,741    $   722,147

Add:
   Interest expense.............................        53,805         42,917         158,213        137,084
   Portion of rents
      representative of the
      interest factor...........................        10,837         10,029          32,354         31,223
   Amortization of capitalized
      interest..................................           244            244             730            730
   Minority interest in the
      income of subsidiary
      with fixed charges........................         3,712          3,061          10,537          8,726
                                                  ------------   ------------    ------------    -----------

Income as adjusted..............................  $    287,832   $    335,288    $    891,575    $   899,910
                                                  ============   ============    ============    ===========

Fixed charges:
   Interest expense.............................  $     53,805   $     42,917    $    158,213    $   137,084
   Capitalized interest.........................           870              -           2,383              -
   Portion of rents
      representative of the
      interest factor...........................        10,837         10,029          32,354         31,223
   Minority interest, excluding
      taxes, in the income of
      subsidiary with fixed charges.............         5,060          4,592          15,174         13,073
                                                  ------------   ------------    ------------    -----------

    Total fixed charges.........................  $     70,572   $     57,538    $    208,124    $   181,380
                                                  ============   ============    ============    ===========

Ratio of earnings to
   fixed charges................................          4.08           5.83            4.28           4.96
                                                  ============   ============    ============    ===========

Ratio of earnings to fixed
   charges excluding minority
   interest.....................................          4.34           6.27            4.57           5.29
                                                  ============   ============    ============    ===========

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

 (2) Interest expense and the portion of rents representative of the interest factor of the discontinued operations of AMIC have been excluded from fixed charges in the computation for the three and nine months ended September 30, 1999.

        Including these amounts in fixed charges, the ratio of earnings to fixed charges would be 5.76 and 4.86 for the three and nine months ended September 30, 1999, respectively. The ratio of earnings to fixed charges excluding minority interest would be 6.20 and 5.18 for the three and nine months ended September 30, 1999, respectively.

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